                                                              EXHIBIT (a)(5)(vi)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated June 28, 2000 and the related Letter of Transmittal, as each may be amended or supplemented from to time to time. The Purchaser (as defined below) is not aware of any state or jurisdiction where the making of the Offer or the acceptance of Shares is prohibited by applicable law. If the Purchaser becomes aware of any state or jurisdiction where the making of the Offer, or the acceptance of Shares, is not in compliance with applicable law, the Purchaser will make a good faith effort to comply with such laws. If after such good faith, the Purchaser cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state or jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Goldman, Sachs & Co., the Dealer Manager, or by one or more registered brokers or dealers licensed under the laws of such state or jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                     POLICY MANAGEMENT SYSTEMS CORPORATION

                                       AT

                              $16.00 NET PER SHARE

                                       BY

                            PATRIOT ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                          COMPUTER SCIENCES CORPORATION

      Patriot Acquisition Corp., a South Carolina corporation ("Purchaser") and a wholly owned subsidiary of Computer Sciences Corporation, a Nevada corporation ("Parent"), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares") of Policy Management Systems Corporation, a South Carolina corporation (the "Company"), at $16.00 per Share net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 28, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (the "Letter of Transmittal," which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer"). Tendering shareholders who have Shares registered in their name and who tender directly will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of the Depositary, the Information Agent and the Dealer Manager.


     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
            CITY TIME, ON WEDNESDAY, JULY 26, 2000, UNLESS EXTENDED.


      The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 20, 2000 (the "Merger Agreement"), among Parent, Purchaser and the Company, pursuant to which, after completion of the Offer and satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the Company will be the surviving corporation (the "Merger"). On the effective date of the Merger (the "Effective Time"), each outstanding Share (other than Shares held by any subsidiary of the Company, by Purchaser or any subsidiary or affiliate of Purchaser, or held in the treasury of the Company) will by virtue of the Merger, and without any action by the holder thereof, be cancelled and converted into the right to receive $16.00 per Share in cash, or any higher price per Share paid pursuant to the Offer, without interest. The Merger Agreement is more fully described in Section 12 of the Offer to Purchase.

      THE BOARD OF DIRECTORS OF THE COMPANY (i) HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, (ii) HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES, AND (iii) UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) THAT NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES THEN BENEFICIALLY OWNED BY PARENT OR PURCHASER AND EXCLUDING SHARES HELD BY THE COMPANY OR ANY OF ITS SUBSIDIARIES, REPRESENTS AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS, AND (ii) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, OR SIMILAR STATUTES OR REGULATIONS OF FOREIGN JURISDICTIONS. THE OFFER ALSO IS SUBJECT TO OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 16 OF THE OFFER TO PURCHASE.

      For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of its acceptance for payment of such Shares pursuant to the Offer.

      Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for all tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment.

      In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing the Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (ii) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE PAID ON THE OFFER PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

      The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer is subject to certain conditions set forth in the Offer to Purchase. If any such condition is not satisfied, Purchaser may, except as provided in the Merger Agreement, (i) terminate the Offer and return all tendered Shares to tendering shareholders, (ii) extend the Offer and, subject to withdrawal rights as set forth below, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and purchase all Shares validly tendered and not withdrawn prior to the expiration of the Offer, or (iv) delay acceptance for payment or payment for Shares, subject to applicable laws, until satisfaction or waiver of the conditions to the Offer.

      The term "Expiration Date" means 12:00 Midnight, New York City time, on July 26, 2000, unless and until Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. Subject to the applicable rules and regulations of the Securities and Exchange Commission, applicable law and the terms of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, at any time, from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as possible by a public announcement thereof not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer is scheduled to expire. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw its Shares.

      Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to July 26, 2000. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after August 26, 2000, unless theretofore accepted for payment as provided in the Offer to Purchase.

      For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signatures(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser or its designee, in its sole discretion, which determination shall be final and binding. None of Purchaser, Parent, the Dealer Manager (listed below), the Depositary, the Information Agent (listed below) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be considered not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.

      The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is contained in the Offer to Purchase and is incorporated herein by reference.

      The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to shareholders. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

      THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

      Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent, the Dealer Manager or brokers, dealers, commercial banks and trust companies. Such additional copies will be furnished at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:
                                MORROW & CO.,INC.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                           Call Collect (212) 754-8000
                 Banks and Brokerage Firms Call: (800) 662-5200

                    Shareholders Please Call: (800) 566-9061

                      The Dealer Manager for the Offer is:

                              GOLDMAN, SACHS & CO.
                                 85 Broad Street
                            New York, New York 10004
                          (212) 902-1000 (Call Collect)

June 28, 2000